------------------                                ------------------------------
      FORM 4                                               OMB APPROVAL
------------------                                ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

Lay                                   Jack                          B.
--------------------------------------------------------------------------------
(Last)                               (First)                     (Middle)

1370 Timberlake Manor Parkway
--------------------------------------------------------------------------------
                                  (Street)

Chesterfield                                 Missouri             63017-6039
--------------------------------------------------------------------------------
(City)                                       (State)              (Zip)

================================================================================
2. Issuer Name AND Ticker or Trading Symbol

Reinsurance Group of America, Incorporated (NYSE:RGA)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

================================================================================
4. Statement for Month/Day/Year

03/04/03
================================================================================
5. If Amendment, Date of Original (Month/Day/Year)

================================================================================
6. Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

[   ]   Director                            [   ]   10% Owner
[ X ]   Officer (give title below)          [   ]   Other (specify below)

Executive Vice President & Chief Financial Officer
--------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

  X   Form filed by One Reporting Person
-----
      Form filed by More than One Reporting Person
-----
================================================================================

====================================================================================================================================
                                     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                        OR BENEFICIALLY OWNED
====================================================================================================================================
                                                                                                                6.
                                                                4.                              5.              Owner-
                                                                Securities Acquired (A) or      Amount of       ship
                                                   3.           Disposed of (D)                 Securities      Form:     7.
                                    2A.            Transaction  (Instr. 3, 4 and 5)             Beneficially    Direct    Nature of
                      2.            Deemed         Code         ------------------------------- Owned Following (D) or    Indirect
1.                    Transaction   Execution      (Instr. 8)                   (A)             Reported        Indirect  Beneficial
Title of Security     Date          Date, if any   ------------     Amount      or     Price    Transaction(s)  (I)       Ownership
(Instr. 3)            (Month/       (Month/         Code     V                  (D)             (Instr. 3       (Instr. 4)(Instr. 4)
                      Day/Year)     Day/Year)                                                   and 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


====================================================================================================================================
                            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
====================================================================================================================================

                                                                                                          9.
                                                                                                          Number of 10.
                                                                                                          Deriv-    Owner-
                2.                                                                                        ative     ship
                Conver-                           5.                            7.                        Secu-     Form of  11.
                sion                              Number of                     Title and Amount          rities    Deriv-   Nature
                or               3A.              Derivative   6.               of Underlying     8.      Bene-     ative    of
                Exer-            Deemed  4.       Securities   Date             Securities        Price   ficially  Secu-    In-
                cise    3.       Execu-  Trans-   Acquired (A) Exercisable and  (Instr. 3 and 4)  of      Owned     rities:  direct
                Price   Trans-   tion    action   or Disposed  Expiration Date  ----------------  Deriv-  Following Direct   Bene-
1.              of      action   Date,   Code     of (D)       (Month/Day/Year)           Amount  ative   Reported  (D) or   ficial
Title of        Deriv-  Date     if any  (Instr.  (Instr. 3,   ----------------           or      Secu-   Trans-    Indirect Owner-
Derivative      ative   (Month/  (Month/ 8)       4 and 5)     Date     Expira-           Number  rity    action(s) (I)      ship
Security        Secu-   Day/     Day/    ------   ------------ Exer-    tion              of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)      rity    Year)    Year)   Code V   (A)      (D) cisable  Date    Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Performance                                                                     Common
Share          1-for-1  03/04/03         A         2,093.0     (1)      (1)     Stock     2,093.0         2,093.0   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1) Vests in 1/3 increments on each of December 31, 2003, 2004, and 2005; exercisable in limited circumstances set forth in the registrant's Executive Performance Share Plan.



  /s/ William L. Hutton, Attorney-in-fact                      March 5, 2003
---------------------------------------------            -----------------------
     **Signature of Reporting Person                              Date


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*      If the form is filed by more than one reporting person, see Instruction
       4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.